Exhibit 99.1

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Brian Korb
Chief Financial Officer	646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

QNEXA MEETS PRIMARY ENDPOINT BY DEMONSTRATING SUPERIOR WEIGHT LOSS OVER COMPONENTS AND PLACEBO IN THE 28-WEEK EQUATE STUDY (OB-301)

Subjects on Full-Dose Qnexa Attained an Average Weight Loss of 9.2% with 66% Achieving 5% or Greater Weight Loss

MOUNTAIN VIEW, Calif., December 11, 2008 VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced positive results from the EQUATE study (OB-301), a 28-week, phase 3 obesity trial conducted at 32 sites with Qnexa™, an investigational drug.  The EQUATE study met the primary endpoint by demonstrating superior weight loss with both the full-dose and mid-dose of Qnexa, as compared to the individual components and placebo.  Subjects treated with full-dose and mid-dose Qnexa had an average weight loss of 9.2% and 8.5% respectively, as compared to weight loss of 1.7% reported in the placebo group (ITT LOCF p<0.0001).  Average weight loss was 19.8 pounds and 18.2 pounds in the treatment arms as compared to 3.3 pounds in the placebo group.  Qnexa was well-tolerated, with no drug-related serious adverse events in the study.

“The results from the EQUATE trial once again confirmed our belief in Qnexa.  In addition to hitting the primary endpoints of the study with the full-dose, we were also able to show excellent results with the mid-dose of Qnexa,” commented Leland Wilson, president and chief executive officer of VIVUS. “The EQUATE study is the first of three studies in the Qnexa phase 3 obesity program.  Data from the EQUIP and CONQUER studies, which combined enrolled over 3,750 subjects, is expected in mid-2009.”

The EQUATE study included 756 obese subjects (599 females and 157 males) across 32 centers in the United States.  The average baseline BMI of the study population was 36.3 kg/ m(2) and baseline weight was 223 pounds.  The proportion of patients losing 5% or more of their initial body weight was 66% for full-dose, 62% for mid-dose and 15% for placebo (p<0.0001).  The

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389  www.vivus.com

proportion of patients losing 10% or more of their initial body weight was 41% for full-dose, 39% for mid-dose and 7% for the placebo group (p<0.0001).

The most common drug-related adverse events reported for the full-dose, mid-dose and placebo group were paresthesia (20%, 15%, 3%), dry mouth (18%, 12%, 0%), altered taste (15%, 8%, 0%) and constipation (11%, 6%, 6%).  Reported drug related adverse events for depression and altered mood were minimal (1.9%, 0.9% and 1.8% respectively).  Moreover, individual depression assessments for each subject, as measured by PHQ-9, demonstrated statistically significant improvements (p<0.05) from baseline for both Qnexa treatment groups. Overall average completion rate for the Qnexa treatment group was 71%.

Subjects in the EQUATE study had a 4-week dose titration period followed by 24 weeks of treatment. The study was a randomized, double-blind, placebo-controlled, 7-arm, prospective trial with subjects randomized to receive once-a-day treatment with mid-dose Qnexa (7.5 mg phentermine/46 mg topiramate CR), full-dose Qnexa (15 mg phentermine/92 mg topiramate CR), the respective phentermine and topiramate constituents, or placebo. Subjects were asked to follow a hypocaloric diet representing a 500-calorie/day deficit and advised to implement a simple lifestyle modification program.

About the Qnexa Phase 3 Obesity Program

In addition to the EQUATE study, the phase 3 Qnexa program includes two pivotal, double-blind, placebo-controlled, multi-center studies that will compare the efficacy and safety of Qnexa to placebo during a 56-week treatment period. The first year long study, known as EQUIP (OB-302), has enrolled approximately 1,250 morbidly obese adult subjects with a Body Mass Index (BMI) of 35 or greater with or without controlled co-morbidities. The second trial, known as CONQUER (OB-303), has enrolled overweight and obese adult subjects with BMIs from 27 to 45 and at least two co-morbid conditions, such as hypertension, dyslipidemia and type 2 diabetes. The co-primary endpoints for these studies are the mean percent weight loss and the percentage of subjects achieving a weight loss of five percent or more.   Results from these studies are expected mid-2009.  In total the phase 3 program has enrolled approximately 4,500 subjects.

VIVUS R&D Day December 12, 2008

As previously announced, VIVUS will host a Research and Development Day Event on Friday, December 12, 2008 at 8:00 a.m. ET in New York City.  Additional details on the data released today will be presented.

To access the webcast of this event, please visit: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79161&eventID=2046581 or VIVUS’ Investors site at http://www.vivus.com.  Replay will also be available on demand from the website at the conclusion of the program and will run through December 31, 2008.

If you are interested in attending, please contact Brian Korb at The Trout Group at 646 378 2923 or bkorb@troutgroup.com.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational product candidates addressing obesity, diabetes and sexual health. The investigational pipeline includes: Qnexa™, which is in phase 3, for the treatment of obesity and has completed a phase 2 study for the treatment of type 2 diabetes; avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (“ED”) and Luramist™ (Testosterone MDTS®), for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (“HSDD”).  MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com/.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.

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